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                                                                     EXHIBIT 12

                    STC BROADCASTING, INC. AND SUBSIDIARIES
                        STATEMENT OF FIXED CHARGE RATIO
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                   FOR THE TEN MONTHS ENDED DECEMBER 31, 1997
                             (Dollars in Thousands)

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

                                                             1999        1998        1997
                                                           --------    --------    --------
Net loss applicable to common stock                        $(23,304)   $ (6,900)   $(11,583)

Fixed charges                                                28,540      24,486      14,044

Income tax (benefit) provision                               (7,525)         97        (299)
                                                           --------    --------    --------
Earnings:                                                  $ (2,289)   $ 17,683    $  2,162
                                                           ========    ========    ========



Fixed charges:
     Preferred stock dividends and accretion               $  7,423    $  5,100    $  3,763
     Interest expense                                        20,635      16,301       9,502
     Amortization of deferred financing charges                 482         664         779
     Write off of deferred financing costs                       --       2,421          --
     Rental expense - interest factor                            --          --          --
                                                           --------    --------    --------
                                                           $ 28,540    $ 24,486    $ 14,044
                                                           ========    ========    ========

Deficiency of earnings to fixed charges                    $(30,829)   $ (6,803)   $(11,882)
                                                           ========    ========    ========
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